Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form 10 of Dougherty’s Pharmacy, Inc. of our report dated March 21, 2017, relating to our audit of the consolidated financial statements of Dougherty’s Pharmacy, Inc. (formerly known as Ascendant Solutions, Inc.) as of and for the years ended December 31, 2016 and 2015.

/s/ Whitley Penn LLP

Dallas, Texas

May 31, 2017